EX-99.11.a Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

June 18, 2019

Board of Trustees
Delaware Group Equity Funds IV
2005 Market Street
Philadelphia, PA 19103

Re: Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as counsel to Delaware Group Equity Funds IV (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”). Pursuant to an Agreement and Plan of Reorganization (the “Agreement”), each series of the Trust identified on Exhibit A hereto (each an “Acquiring Fund”) will assume the assets and liabilities of a corresponding series of the First Investors Funds, also identified on Exhibit A hereto (each a “Target Fund”) in exchange for shares of the corresponding Acquiring Fund, as set forth on Exhibit A (each, a “Reorganization” and collectively, the “Reorganizations”). The purpose of the Registration Statement is to register shares to be issued by each Acquiring Fund in connection with the Reorganizations.

We have reviewed the Agreement and Declaration of Trust (“Trust Agreement”), as amended, and the Amended and Restated By-Laws (“By-Laws”) of the Trust, in each case as amended to the date hereof, resolutions adopted by the Trust in connection with the Reorganizations, the form of Agreement, which has been approved by Trust’s Board of Trustees, the Registration Statement and such other legal and factual matters as we have deemed appropriate.

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, excluding securities or “blue sky” laws of the State of Delaware.

We have assumed the following for purposes of this opinion:

1.	The shares of each Acquiring Fund will be issued in accordance with the Trust’s Trust Agreement and By-Laws, each as amended to date, the Agreement, and resolutions of

Philadelphia, PA • Washington, DC • New York, NY • Chicago, IL
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the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Reorganizations.

2.   The shares of each Acquiring Fund will be issued against payment therefor as described in the Agreement, and that such payment will have been at least equal to the net asset value of such shares.

On the basis of, and subject to the foregoing, we are of the opinion that the shares of each Acquiring Fund to be issued to the corresponding Target Fund shareholders as provided in the Registration Statement and the Agreement are duly authorized, and when issued and paid for upon the terms provided in the Registration Statement and Agreement will be validly issued, fully paid, and non-assessable by the Trust.

Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of assets belonging to the Acquiring Fund (or allocable to the applicable Class, as defined in the Trust Agreement) for all loss and expense of any shareholder held personally liable for the obligations of the Acquiring Fund or such Class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which the Acquiring Fund or the applicable Class of the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Sincerely yours,

/s/ Stradley Ronon Stevens & Young LLP

Exhibit A

Target Trust/Fund (and share classes)	Corresponding Acquiring Trust/Fund (and share classes)
First Investors Equity Funds	Delaware Group Equity Funds IV
First Investors Growth & Income Fund Class A Adviser Class Institutional Class	Delaware Growth and Income Fund Class A Institutional Class Class R6
First Investors Equity Income Fund Class A Adviser Class Institutional Class	Delaware Equity Income Fund Class A Institutional Class Class R6
First Investors Select Growth Fund Class A Adviser Class Institutional Class	Delaware Growth Equity Fund Class A Institutional Class Class R6
First Investors Opportunity Fund Class A Adviser Class Institutional Class	Delaware Opportunity Fund Class A Institutional Class Class R6
First Investors Special Situations Fund Class A Adviser Class Institutional Class	Delaware Special Situations Fund Class A Institutional Class Class R6
First Investors Global Fund Class A Adviser Class Institutional Class	Delaware Global Equity Fund Class A Institutional Class Class R6
First Investors International Fund Class A Adviser Class Institutional Class	Delaware International Fund Class A Institutional Class Class R6
First Investors Total Return Fund Class A Adviser Class Institutional Class	Delaware Total Return Fund Class A Institutional Class Class R6
First Investors Covered Call Strategy Fund Class A Adviser Class Institutional Class	Delaware Covered Call Strategy Fund Class A Institutional Class Class R6

Target Trust/Fund (and share classes)	Corresponding Acquiring Trust/Fund (and share classes)
First Investors Hedged U.S. Equity Opportunities Fund Class A Adviser Class Institutional Class	Delaware Hedged U.S. Equity Opportunities Fund Class A Institutional Class Class R6
First Investors Premium Income Fund Class A Adviser Class Institutional Class	Delaware Premium Income Fund Class A Institutional Class Class R6

First Investors Income Funds	Delaware Group Equity Funds IV
First Investors Limited Duration Bond Fund Class A Adviser Class Institutional Class	Delaware Limited Duration Bond Fund Class A Institutional Class Class R6
First Investors Investment Grade Fund Class A Adviser Class Institutional Class	Delaware Investment Grade Fund Class A Institutional Class Class R6
First Investors Floating Rate Fund Class A Adviser Class Institutional Class	Delaware Floating Rate II Fund Class A Institutional Class Class R6
First Investors Fund for Income Class A Adviser Class Institutional Class	Delaware Fund for Income Class A Institutional Class Class R6
First Investors Strategic Income Fund Class A Adviser Class	Delaware Strategic Income II Fund Class A Institutional Class
First Investors International Opportunities Bond Fund Class A Adviser Class Institutional Class	Delaware International Opportunities Bond Fund Class A Institutional Class Class R6
First Investors Government Cash Management Fund Class A Institutional Class	Delaware Government Cash Management Fund Class A Institutional Class